                                                           OMB APPROVAL
                                                  ------------------------------
                                                   OMB Number:         3235-0145
                                                   Expires:    November 30, 2001
                                                   Estimated average burden
                                                   hours per response......14.90
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                             (Amendment No._______)*


                         Styling Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     8639051
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 22, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  8639051

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)

           Laifer Capital Management, Inc.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (See Instructions)                                          (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           243,800
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           243,800

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           64,600

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           308,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)                                         [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                CO, IA
--------------------------------------------------------------------------------

CUSIP No.  8639057
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Lance Laifer
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (See Instructions)                                          (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           243,800
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           243,800

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           64,600

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           308,400
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)                                         [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 7.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                IN
--------------------------------------------------------------------------------

CUSIP No.  8639051
--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

           Hilltop Partners, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [ ]
           (See Instructions)                                          (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           215,600
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           215,600

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           0

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           215,600
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES (See Instructions)                                         [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 5.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                PN
--------------------------------------------------------------------------------

Item 1.   (a)  Name of Issuer:

               Styling Technology Corporation

          (b)  Address of Issuer's Principal Executive Offices:

               7400 East Tierra Buena
               Scottsdale, AZ  85260

Item 2. (a)(b)(c)Name of Person Filing; Address of Principal Business Office or, if none Residence; Citizenship:

               This Schedule 13G is being filed jointly by Hilltop Partners, L.P., a Delaware limited partnership ("Hilltop"), Laifer Capital Management, Inc., a Delaware corporation ("Laifer Capital") and the general partner of Hilltop, and Lance Laifer, the president, sole director and principal stockholder of Laifer Capital (collectively, the "Reporting Persons"). The business address of each of Hilltop, Laifer Capital and Lance Laifer is 450 Seventh Avenue, Suite 1604, New York, New York 10123. Laifer is a United States citizen. This Schedule 13G amends and supplements Amendment No. 7 to a Statement on Schedule 13D filed by the Reporting Persons with respect to the event date of May 22, 1998.

          (d)  Title of Class of Securities:

               Common Stock

          (e)  CUSIP Number:

               8639051

Item 3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

          (a)[ ]  Broker or Dealer registered under Section 15 of the Act
          (b)[ ]  Bank as defined in section 3(a)(6) of the Act
          (c)[ ]  Insurance Company as defined in section 3(a)(19) of the Act
          (d)[ ] Investment Company registered under section 8 of the Investment Company Act of 1940
          (e)[ ]  An Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)
          (f)[ ] An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F)
          (g)[ ] A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G)

          (h)[ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
          (i)[ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
          (j)[ ]  Group, in accordance with 13d-1(b)(1)(ii)(J)


Item 4.   Ownership:

          (a)  Amount Beneficially Owned:   308,400*

          (b)  Percent of Class:  7.6%

          (c)  Number of Shares as to which such person has:

               (i)   sole power to vote or direct the vote - 243,800*

               (ii)  shared power to vote or direct the vote - 0

               (iii) sole power to dispose or direct the disposition of -
                     243,800*

               (iv)  shared power to dispose or direct the disposition of -
                     64,600*

          *See Attachment A

Item 5.   Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities check the following [   ]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          N/A

Item 8.   Identification and Classification of Members of the Group:

          N/A

Item 9.   Notice of Dissolution of Group:

          N/A

Item 10.  Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           HILLTOP PARTNERS, L.P.

                                           By: LAIFER CAPITAL MANAGEMENT, INC.,
                                                as General Partner

                                           By: /s/ Lance Laifer
                                               ---------------------------------
                                               Lance Laifer
                                               President


                                           LAIFER CAPITAL MANAGEMENT, INC.

                                           By: /s/ Lance Laifer
                                               ---------------------------------
                                               Lance Laifer
                                               President


                                               /s/ Lance Laifer
                                               ---------------------------------
                                               Lance Laifer



Dated:  January 18, 2001

                                  ATTACHMENT A


         Hilltop is the beneficial owner of 215,600 shares (5.3%) of Common
Stock.

         Laifer Capital is the beneficial owner of 308,400 shares (7.6%) of Common Stock. The 308,400 shares of Common Stock beneficially owned by Laifer Capital includes:

         (i) 215,600 shares of Common Stock beneficially owned by Laifer Capital in its capacity as General Partner and investment advisor to Hilltop, which shares have been described above; and

         (ii) 64,600 shares of Common Stock beneficially owned by Laifer Capital in its capacity as investment advisor to various other clients. These clients include: (a) various Wolfson family entities ("Wolfson") and (b) Hilltop Offshore Limited, a Cayman Islands company ("Offshore").

         Lance Laifer, as president, sole director and principal stockholder of Laifer Capital is deemed to have the same beneficial ownership as Laifer Capital.

         Hilltop has the sole power (i) to vote or to direct the voting of and
(ii) to dispose and to direct the disposition of the 215,600 shares of Common Stock beneficially owned by it. Hilltop's power to vote and dispose of its shares rests with Laifer Capital, in its capacity as the General Partner of Hilltop.

         Laifer Capital has the sole power (i) to vote and to direct the voting of and (ii) to dispose and direct the disposition of the 215,600 shares of Common Stock beneficially owned by it in its capacity as the General Partner of Hilltop. Laifer Capital (i) has sole power to vote and to direct the voting of and sole power to dispose and direct the disposition of 28,200 shares of Common Stock owned by Offshore and (ii) shares with Wolfson the power to dispose and direct the disposition of 64,600 shares of Common Stock owned by Laifer Capital in its capacity as investment advisor to Wolfson. Wolfson retains the sole power to vote and to direct the voting of the shares of Common Stock owned by it.

                            AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G or any amendments thereto, with respect to the Common Stock of Styling Technology Corporation, and that this Agreement be included as an attachment to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 18th day of January, 2001.


                                           HILLTOP PARTNERS, L.P.

                                           By: LAIFER CAPITAL MANAGEMENT, INC.,
                                                as General Partner

                                           By: /s/ Lance Laifer
                                               ---------------------------------
                                               Lance Laifer
                                               President


                                           LAIFER CAPITAL MANAGEMENT, INC.

                                           By: /s/ Lance Laifer
                                               ---------------------------------
                                               Lance Laifer
                                               President


                                               /s/ Lance Laifer
                                               ---------------------------------
                                               Lance Laifer

              [Letterhead of Swidler Berlin Shereff Friedman, LLP]





(212) 891-9224

                                                              January 18, 2001

VIA EDGAR
---------
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549-1004

                  Re:    Styling Technology Corporation (the "Company")
                         ----------------------------------------------

Commissioners:

         On behalf of our clients, Laifer Capital Management, Inc., Hilltop Partners, L.P. and Lance Laifer, we hereby transmit electronically for filing, in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, a statement on Schedule 13G relating to the Company (the "Statement").

         Pursuant to Rule 13d-2, a copy of the Statement has been sent by certified mail to the Company at its principal executive office.

         If you have any questions concerning the Statement, kindly telephone the undersigned at (212) 891-9224.

                                                   Very truly yours,


                                                   /s/ James Rieger
                                                   -----------------------------
                                                   James Rieger

JR:db
Encls.

cc:   Styling Technology Corporation
      Lance Laifer
      Gerald Adler, Esq.